Exhibit 23.3
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-129539) and related Joint Proxy Statement/Prospectus of R.H. Donnelley Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 9, 2005, with respect to the combined financial statements of Ameritech Publishing of Illinois, Inc. and Ameritech Publishing of Illinois Partners Partnership included in R.H. Donnelley Corporation’s Annual Report (Form 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Antonio, Texas
December 20, 2005